REPORT OF
 INDEPENDENT
AUDITORS


The Board of Directors
Nuveen Exchange-Traded Funds

In planning and performing our audit of the financial statements of each of the Nuveen Exchange-Traded
Funds listed in Exhibit A attached hereto (the "Funds") for the year ended June 30, 2001, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.


The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.


Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of June 30, 2001.


This report is intended solely for the information and use of the Board of Directors and management of the Nuveen Exchange-Traded Funds and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ ERNST & YOUNG LLP

Chicago, Illinois
August 10, 2001

Exhibit A


Funds with June 30, 2001 Fiscal Year End

June

Nuveen Florida Investment Quality Municipal Fund
Nuveen Florida Quality Income Municipal Fund
Nuveen Insured Florida Premium Income Municipal
Fund
Nuveen New Jersey Investment Quality Municipal
Fund, Inc.
Nuveen New Jersey Premium Income Municipal
Fund, Inc.
Nuveen New Jersey Dividend Advantage Municipal
Fund
Nuveen Pennsylvania Investment Quality Municipal
Fund
Nuveen Pennsylvania Premium Income Municipal
Fund 2
Nuveen Pennsylvania Dividend Advantage
Municipal Fund